                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           ITT HARTFORD GROUP. INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           ITT HARTFORD GROUP, INC.

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of the Shareholders of ITT Hartford Group, Inc. (the "Company") will be held on Friday, May 2, 1997 at 9:30 a.m. at the Sheraton San Diego Hotel & Marina (West Tower), 1590 Harbor Island Drive, San Diego, California, for the following purposes:

     1. to elect a Board of Directors;

     2. to approve a change of the Company's name;

     3. to approve certain material terms of the Company's annual executive bonus program;

     4. to approve certain material terms of the Hartford 1995 Incentive Stock Plan;

     5. to approve certain material terms of the 1997 Hartford Life, Inc. Incentive Stock Plan;

     6. to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

     7. to act upon such other matters as may properly come before the annual meeting.

  Only shareholders of record at the close of business on March 4, 1997 are entitled to notice of, and to vote at, the annual meeting.

                                                Michael O'Halloran

                                                  Vice President
                                                  and Secretary

March 25, 1997

                           ITT HARTFORD GROUP, INC.
                               690 ASYLUM AVENUE
                              HARTFORD, CT 06115

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 2, 1997

                               ----------------

                              GENERAL INFORMATION

  The accompanying proxy is solicited by the Board of Directors of ITT Hartford Group, Inc. (the "Company" or "The Hartford") in connection with the annual meeting of shareholders of the Company to be held on Friday, May 2, 1997 at 9:30 a.m. at the Sheraton San Diego Hotel & Marina (West Tower), 1590 Harbor Island Drive, San Diego, California, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about March 28, 1997.

  When you return a proxy card that is properly signed, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of directors, by marking the appropriate box you may (a) vote for all of the director nominees as a group except those nominees whose names you specify on the card; or (b) withhold your vote from all nominees as a group. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box.

  If you properly sign and return your proxy card but do not specify any choices you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. The proxy also confers discretionary authority on these individuals to vote your shares of Common Stock on (1) any matter that was not known on the date of this Proxy Statement but is presented at the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a director; and (2) any shareholder proposal that has been omitted from this Proxy Statement pursuant to the proxy regulations of the Securities and Exchange Commission ("SEC") but is presented at the Annual Meeting.

  Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised by giving written notice thereof to the Secretary of the Company, by submitting a subsequently dated and properly signed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

  Shares of Common Stock held in the Company's Investment and Savings Plan ("ISP") are held of record and are voted by the trustee of the ISP, and shares held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Dean Witter Trust Company ("Dean Witter"), and are voted by Dean Witter. Participants in the ISP and the ESPP may direct the trustee and Dean Witter as to how to vote shares allocated to their ISP and ESPP accounts by properly signing, completing and returning the enclosed proxy card. The ISP trustee will vote shares as to which it has not received direction in accordance with the terms of the ISP.

  Only shareholders of record on March 4, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 117,850,584 shares of Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.

                                    ITEM 1
                             ELECTION OF DIRECTORS

  A Board of twelve directors is to be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. There are currently eleven directors serving on the Board, all of whom have been nominated for reelection as directors at the Annual Meeting. In addition, David K. Zwiener, the Company's Executive Vice President and Chief Financial Officer, has been nominated for election for the first time. Each of the directors, except for Messrs. Araskog, Ayer, Frahm, Smith and Swygert, was elected in connection with the Company becoming a separate public company as part of the spin-off from ITT Corporation ("ITT") that occurred effective December 19, 1995 (the "Spin-Off"). Messrs. Frahm and Araskog have served on the Board since 1985, Messrs. Ayer and Smith have served since 1991, and Mr. Swygert has served since 1996.

  Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted for the election of all nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy.

  Set forth below is certain information about each director and nominee for election as a director, including information regarding his or her background for at least the past five years.

DIRECTORS AND NOMINEES

            BETTE B. ANDERSON

              Mrs. Anderson, 68, joined Kelly, Anderson, Pethick & Associates,
[PHOTO      Inc., a Washington based management firm, in 1990 and served as
 APPEARS    President effective January 1, 1991 until January 1996, when she
 HERE  ]    became Vice Chairperson. Mrs. Anderson was formerly a partner in the public affairs company of Anderson, Benjamin, Read & Haney.
            She was Undersecretary of the Treasury from 1977 to 1981. Mrs.
            Anderson was affiliated for twenty-seven years with the Citizens and Southern National Bank of Savannah, having served as a Vice
            President until she assumed the Treasury post. Mrs. Anderson is a director of American Bank Note Corporation, the New ITT
            Corporation (defined below), ITT Educational Services, Inc.,
            United Payors & Providers, the Miller Foundation at the University of Virginia and a member of the Advisory Council of Girl Scouts of America. She attended Georgia Southern and Armstrong State
            Colleges and is a graduate of the Stonier Graduate School of Banking at Rutgers University.




            RAND V. ARASKOG

              Mr. Araskog, 65, served as an executive officer of ITT until the
[PHOTO      Spin-Off. He was Chief Executive officer of ITT since 1979,
 APPEARS    Chairman since 1980 and President since March 1991. After the
 HERE  ]    Spin-Off, Mr. Araskog became Chairman and Chief Executive of the new ITT Corporation ("New ITT"), formerly an ITT subsidiary called
            ITT Destinations, Inc., a company that owns and operates hospitality, entertainment and information services businesses. He is a director of ITT Industries, Inc., Alcatel Alsthom of France,
            Dow Jones & Company, Inc., Rayonier Inc., Shell Oil Company and
            ITT Educational Services, Inc. He is a member of The Business
            Council and the Business Roundtable. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard
            Graduate School of Arts and Sciences.

  (ART)

            RAMANI AYER

              Mr. Ayer, 49, became Chairman and Chief Executive Officer of the
[PHOTO      Company on February 1, 1997. Prior to that, he served as an
 APPEARS    Executive Vice President of the Company since the Spin-Off in
 HERE  ]    December 1995. Mr. Ayer has been President and Chief Operating
            Officer of Hartford Fire Insurance Company ("Hartford Fire"), the
            Company's principal property and casualty insurance subsidiary, since 1991 and previously served as Executive Vice President of Hartford Fire from 1990 to April 1991 and Senior Vice President from 1989 to 1990. Mr. Ayer joined the Company in 1973 as a member of the operations research department. In 1981 he was appointed the Secretary and Director of corporate reinsurance. In 1983 he was named Vice President of HartRe, the Company's reinsurance subsidiary, and in 1984 he joined the Hartford Specialty Company, of which he was appointed President in 1986.




            ROBERT A. BURNETT

              Mr. Burnett, 69, served as Chairman of Meredith Corporation from
  [PHOTO    1988 until his retirement in 1992. He served as President and
   APPEARS  Chief Executive Officer from 1977 and relinquished the latter
   HERE  ]  office in 1989. Mr. Burnett is a director of New ITT, ITT
            Industries, Inc., Meredith Corporation, Whirlpool Corporation and
            MidAmerican Energy Company. He is a member of the Board of Trustees of Grinnell College, Grinnell, Iowa. He is also a director of the Greater Des Moines Committee and the Des Moines
            Art Center. Mr. Burnett has a B.A. degree in economics from the University of Missouri.




            DONALD R. FRAHM

              Mr. Frahm, 65, served as Chairman, President and Chief Executive
  [PHOTO    Officer of the Company from April 1988 until his retirement on
   APPEARS January 31, 1997. He is a member of the Board of Directors of the HERE ] Insurance Information Institute and the American Insurance
            Association. Mr. Frahm is a director of the Hartford Hospital and Junior Achievement North Central Connecticut Inc. and the Greater
            Hartford Chamber of Commerce. He is also a corporator of Connecticut Children's Medical Center.




            ARTHUR A. HARTMAN

              Mr. Hartman, 71, has been Senior Consultant to APCO Associates,
  [PHOTO    Washington, D.C., since 1989. Previously, he was the U.S.
   APPEARS Ambassador to the former Union of Soviet Socialist Republics and HERE ] France. He is a director of the Dreyfus Fund, Lawter International
            Inc. and Ford Meter Box Co., Inc. He is also Chairman of the First
            NIS Regional Fund-Barings/ING. Mr. Hartman is the former President of the Board of Overseers of Harvard University, and he is a member of a number of foundation boards and advisory councils.




            PAUL G. KIRK, JR.

              Mr. Kirk, 59, became a partner in the law firm of Sullivan &
  [PHOTO    Worcester in 1977 and is presently of Counsel to the firm. He
   APPEARS served as Chairman of the Democratic Party of the United States HERE ] from 1985 to 1989 and as Treasurer from 1983 to 1985. Following his resignation in 1989 as Chairman of the Democratic Party, he returned to Sullivan & Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is a director of New ITT and of Kirk-Sheppard & Co., Inc., of which he also is Chairman and Treasurer. Mr. Kirk is also a director of the Bradley Real Estate Corporation and Rayonier Inc. He is Co-chairman of the Commission on Presidential Debates, Chairman of the John F. Kennedy Library Foundation Board of Directors,
            Chairman of the Board of Directors of the National Democratic
            Institute for International Affairs, and a trustee of Stonehill
            College and St. Sebastian's School. He is a graduate of Harvard
            College and Harvard Law School.

            LOWNDES A. SMITH

              Mr. Smith, 57, became Vice-Chairman of the Company on February
[PHOTO      1, 1997 and is the President and Chief Executive Officer of
 APPEARS    Hartford Life, Inc. He served as an Executive Vice President of
 HERE  ]    the Company since the Spin-Off in December 1995 until his
            appointment as Vice-Chairman and served as President and Chief
            Operating Officer of the Company's life insurance companies since
            1989. Prior to that time, he served as Senior Vice President and Group Controller for all companies owned or operated by the Company. Mr. Smith joined the Company in 1968 as a member of the corporate accounting department. In 1972 he was appointed the Secretary and Director of corporate accounting. He was elected
            Assistant Vice President in 1974, and he was named Controller in 1977. Mr. Smith is a director of the Connecticut Children's
            Medical Center and the American Council of Life Insurance.




            H. PATRICK SWYGERT

              Mr. Swygert, 54, has been President of Howard University,
  [PHOTO    Washington, D.C., since August 1995. Prior to that, he was
   APPEARS President of the University at Albany, State University of New HERE ] York, since 1990. Mr. Swygert received his undergraduate and law degrees from Howard University, has been a visiting professor and lecturer abroad and is the author of numerous articles and publications on higher education and the law. He is a member of the Board of Directors of The Victory Funds, Cleveland, Ohio. Mr.
            Swygert is Chairman of the Washington, D.C. Area Consortium of
            Colleges and Universities, a trustee of the Institute of Public
            Administration and a member of the Commission on Women in Higher
            Education and the Capital District Martin Luther King, Jr.
            Commission.




            DEROY C. THOMAS

              Mr. Thomas, 71, was a partner of LeBoeuf, Lamb, Greene & MacRae,
  [PHOTO    a law firm in New York, New York, from 1991 through December 31,
   APPEARS 1994. He was President, Chief Operating Officer and a director of HERE ] ITT from 1988 to 1991, and from 1983 to 1988 he was Vice Chairman and Chief Operating Officer, ITT Diversified Services, and
            Chairman and Chief Executive Officer of the Company. He is a director of Houghton-Mifflin, Connecticut Health Services and
            MedSpan, Inc. He is also a former trustee of Fordham University, Wheelock College, University of Hartford, Hartford Hospital and CT
            Health System. Mr. Thomas is President of Goodspeed Opera House and the Chairman of the Old State House Association.




            GORDON I. ULMER

              Mr. Ulmer, 64, is former Chairman and Chief Executive Officer of
  [PHOTO    the former Connecticut Bank and Trust Company ("CBT") and retired
   APPEARS  President of the former Bank of New England Corporation, the
   HERE  ]  former holding company of CBT ("BNEC"). He joined CBT in 1957 and held numerous positions before being elected President and a director in 1980 and Chairman and Chief Executive Officer in 1985.
            In 1988 he was elected President of BNEC, and retired as President in December 1990. Mr. Ulmer also serves as a director of Rayonier
            Inc., and the Old State House Association. He is a graduate of Middlebury College, the American Institute of Banking and Harvard
            Business School Advanced Management Program and attended New York
            University's Graduate School of Engineering.




            DAVID K. ZWIENER

              Mr. Zwiener, 42, has been Executive Vice President and Chief [PHOTO Financial Officer of the Company since August 1995. He previously
   APPEARS served as Executive Vice President and Chief Financial Officer of HERE ] ITT Financial Corporation from March 1993. From 1987 to February
            1993, Mr. Zwiener served as Senior Vice President and Treasurer, and Executive Vice President--Capital Markets Division, of Heller
            International Corporation.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 1996, the Board held eleven meetings. The standing committees of the Board are the Audit, Compensation and Personnel, Finance, Legal and Public Affairs, and Nominating committees, each of which is comprised solely of directors who are not officers of, or otherwise employed by, the Company or any of its subsidiaries. Set forth below is a description of the duties of each committee and its members.

  The Audit Committee recommends the selection of independent auditors for the Company, reviews and assesses the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies, and reviews the fees paid to the Company's independent auditors. The Committee reviews and recommends approval of the audited financial statements of the Company and the annual report to shareholders. It also reviews the expense accounts of senior executives. The members of the Audit Committee are Messrs. Burnett, Kirk (Chairman), Swygert and Ulmer. During 1996, the Committee held three meetings.

  The Compensation and Personnel Committee evaluates senior management performance and establishes executive compensation policies. Mrs. Anderson and Messrs. Burnett, Hartman and Ulmer (Chairman) are the members of the Committee. The Committee held five meetings during 1996.

  The Finance Committee is responsible for reviewing capital expenditures and appropriations and maximizing the effective use of the Company's and its subsidiaries' assets. This includes directing the investment allocation and risk management policies of the Company. The members of the Committee are Mrs. Anderson and Messrs. Araskog, Thomas (Chairman) and Ulmer. During 1996, the Committee held five meetings.

  The Legal and Public Affairs Committee reviews and considers major claims and litigation, and legal, regulatory, patent and related governmental policy matters affecting the Company and its subsidiaries. The Committee reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters. The Committee also reviews and defines the Company's social responsibilities, including issues of significance to the Company, its shareholders and employees. The members of the Committee are Mrs. Anderson and Messrs. Hartman (Chairman), Kirk, Swygert and Thomas. The Committee held four meetings during 1996.

  The Nominating Committee makes recommendations concerning the organization, size, and composition of the Board and its committees, proposes nominees for election to the Board and its committees and considers the qualifications, compensation, and retirement of directors. The Committee's members are Messrs. Araskog, Burnett (Chairman), Hartman and Kirk. During 1996, the Committee held two meetings. The Nominating Committee will consider nominations of persons for election as directors that are submitted by shareholders in writing in accordance with certain requirements set forth in the Company's bylaws.

  In 1996, no director failed to attend at least seventy-five percent of all meetings of the Board of Directors and of the committees of which he or she was a member.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires that directors and certain executive officers of the Company report their ownership of and transactions in the Common Stock. During 1996, due to an inadvertent administrative error by the Company, a report regarding one transaction of Robert A. Burnett, a director, was filed nine days late.

DIRECTORS' COMPENSATION

  STANDARD FEES. Members of the Board of Directors who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its committees. Compensation for non-employee directors for 1996 consisted of an annual retainer fee of $30,000 payable solely in restricted shares of Common Stock pursuant to the ITT Hartford Group, Inc. 1996 Restricted Stock Plan for Non-Employee Directors (the "Non-Employee Directors Plan") described below, a $1,000 fee for each meeting of the Board attended and a $1,000 fee for each committee meeting attended. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.

  RESTRICTED STOCK PLAN. Under the Non-Employee Directors Plan, non-employee directors receive grants of shares of restricted Common Stock as payment for their annual retainer fee. Restricted stock grants are made automatically on the date of each annual meeting of shareholders to each non-employee director elected at, or continuing in office following, the annual meeting. The number of shares of restricted stock is determined by dividing the annual retainer for the year of the award by the fair market value of the Common Stock as reported on the New York Stock Exchange as of the date of the award.

  Non-employee directors receiving restricted stock may not sell, assign or otherwise dispose of the stock until the restriction period ends. The restriction period ends upon the earliest of: (i) five years after the grant date, (ii) retirement at age seventy-two, (iii) a "change of control" (as defined in the plan) of the Company (iv) death, (v) disability, or (vi) resignation under certain circumstances, as set forth in the plan. If a non-employee director resigns other than under such circumstances before the restriction period ends, he or she will forfeit his or her restricted shares.

  INSURANCE. The Company provides Non-employee directors with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while they are serving on the Board. Non-employee directors may purchase additional benefits under these policies.

                                    ITEM 2
                   APPROVAL OF CHANGE OF THE COMPANY'S NAME

  The Board of Directors has adopted a resolution to amend Article First of the Company's certificate of incorporation to change the Company's name from "ITT Hartford Group, Inc." to "The Hartford Financial Services Group, Inc." Shareholder approval of this amendment is required and shareholders will vote on the resolution at the Annual Meeting. Below is a discussion of the reasons why the Board of Directors believes the Company's name should be changed.

  Prior to the Spin-Off, the Company was a subsidiary of ITT since 1970, and the Company's corporate name "ITT Hartford Group, Inc." reflected this affiliation with ITT. On December 19, 1995, the Spin-Off occurred and as a result, the Company became a separate publicly-traded company. Although no longer affiliated with ITT, the Company retained the formal corporate name "ITT Hartford Group, Inc." after the Spin-Off.

  During the year after the Spin-Off, the Company's management became aware that, because "ITT" was part of the Company's name, many of the Company's customers, independent insurance agents, people in the investment community and the public in general perceived that the Company was still owned by, or affiliated with, ITT. Market surveys confirmed this perception and revealed that there was some confusion regarding the Company's status after the Spin-Off and the Company's relation to the other two public companies that resulted from the Spin-Off, both of which have "ITT" as part of their corporate names. In addition, survey research revealed that customers, agents, the investment community and the general public strongly associated "The Hartford" brand name with the Company and its subsidiaries. Therefore, on the first anniversary of the Spin-Off, the Company announced that it was returning to the use of "The Hartford" as the Company's brand name, rather than "ITT Hartford."

  For these reasons, the Board of Directors believes that the formal corporate name should be changed. The proposed new name of "The Hartford Financial Services Group, Inc." not only deletes the "ITT" part of the name, but also promotes the Company's image as a provider of a broad range of financial services, including insurance. Thus, changing the formal corporate name of the Company should further the Company's goals of establishing a separate corporate identity and being perceived as a leading provider of financial services. Certain of the Company's subsidiaries may, however, continue to use the "ITT Hartford" name in certain international and other markets where recognition of that name could be beneficial.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE
                       THE CHANGE OF THE COMPANY'S NAME.

                                    ITEM 3
                    APPROVAL OF CERTAIN MATERIAL TERMS OF
                 THE COMPANY'S ANNUAL EXECUTIVE BONUS PROGRAM

  The Company has an annual executive bonus program (the "Bonus Program") that is intended to provide certain Company executives and key managers with incentive compensation based upon the achievement of pre-established performance goals and individual performance. The Bonus Program is intended to provide an incentive for profitable growth and to motivate participating executives and key managers toward even higher achievement and operating results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executives and key managers.

  Under the Bonus Program, each participating executive and key manager is assigned a target bonus opportunity based on his or her job grade and position, expressed as a percentage of the executive's and key manager's year-end base salary rate. At the end of each year, the aggregate amount of individual target bonuses is adjusted in accordance with a pre-established formula to create a bonus pool for the executives and key managers for the year. The amount of the bonus pool for each year depends upon the Company's achieving certain pre-established performance goals for the year, such as achieving a certain net income and return on equity. Individual bonus awards from the overall bonus pool are determined on a discretionary basis taking into account specific personal contributions during the year. The Compensation and Personnel Committee of the Board of Directors (the "Compensation Committee") administers the Bonus Program with respect to certain senior executives of the Company. Each year the Compensation Committee reviews and approves management's suggestions for performance goals of such senior executives and reviews and approves annual bonus payment levels based on the achievement of goals by them.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the tax deductibility by the Company of compensation paid to its five most highly compensated executive officers to $1,000,000. However, if the shareholders approve four material terms of a compensation plan or program, and compensation paid pursuant to the plan or program otherwise complies with
Section 162(m), then such compensation is exempted from this limitation and is fully deductible. The Compensation Committee has approved four material terms of the Bonus Program as they relate to the five most highly compensated executive officers of the Company and shareholders are requested to approve these terms in order to maintain the deductibility of compensation paid to the five most highly compensated executive officers. For purposes of Section 162(m), the four material terms of the Bonus Program need apply only to the five most highly compensated executive officers of the Company for any given year, although the Company may apply the same or similar performance criteria to other executives.

  Set forth below is a description of the four material terms of the Bonus Program related to Section 162(m), all of which shareholders are asked to approve:

    1. CLASS OF EXECUTIVES. The five most highly compensated executive officers of the Company and its subsidiaries for any given year.

    2. PERFORMANCE CRITERIA. Payment of bonuses pursuant to the Bonus Program shall be based upon any one or more of the following criteria, which shall be stated for the five most highly compensated executive officers in terms of an objective formula or standard as required by Section 162(m), and which may be (a) determined solely by reference to the Company's performance, any subsidiary or affiliate of the

  Company or any division or unit of any of the foregoing, or (b) based on comparative performance of any one or more of the following relative to other entities: (i) earnings per share, (ii) return on equity, (iii) cash flow, (iv) return on total capital, (v) return on assets, (vi) economic value added, (vii) increase in surplus, (viii) reductions in operating expenses, (ix) increases in operating margins, (x) earnings before income taxes and depreciation, (xi) total shareholder return, (xii) return on invested capital, (xiii) cost reductions and savings, (xiv) earnings before interest, taxes, depreciation and amortization (xv) pre-tax operating income, (xvi) productivity improvements, or (xvii) an executive's attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals.

    3. MAXIMUM PAYABLE EACH YEAR. The maximum bonus that may be paid to any of the five most highly compensated executive officers in any given year is the lesser of (a) 200% of such executive's annual base salary in effect at the end of such year, or (b) $4,000,000.

    4. COMMITTEE CERTIFICATION OF PERFORMANCE GOAL ACHIEVEMENT. At or after the end of each calendar year, the Compensation Committee is required to certify in writing whether the pre-established performance goals and objectives have been satisfied in such year with respect to the five most highly compensated executive officers. The actual bonus award for any participant for such year shall then be determined based upon the pre-established computation formulae or methods. The Compensation Committee has no discretion to increase the amount of any participant's bonus as so determined in order for the bonus to be exempt from the Section 162(m) limitation but may reduce the amount of, or totally eliminate such bonus if the Compensation Committee determines, in its absolute discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

  Amendments can be made to the Bonus Program that can increase its cost to the Company and can alter the allocation of benefits among participating executive officers. In addition, the Compensation Committee generally intends to take reasonable measures to avoid the loss of a Company tax deduction due to Section 162(m). However, the Compensation Committee may in certain circumstances, approve bonus or other payments outside of the Bonus Program that do not meet the material terms of the Bonus Program described above and that may not be tax deductible.

  During 1996, 1,060 executives and key managers were eligible to participate in the Bonus Program. The bonuses paid to the Company's Chief Executive Officer and the other four most highly compensated executive officers for 1996 are included in the Summary Compensation Table under the caption "COMPENSATION OF EXECUTIVE OFFICERS" below. Aggregate 1996 bonus payments of $1,462,000 and $23,197,852 were paid to all current executive officers as a group, and all participating executives and key managers who are not executive officers, respectively. Since the Bonus Program requires performance goals to be set and participants to be selected for each year, it is not determinable what benefits, if any, will be paid to any participating executive or key manager in the future.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE
        MATERIAL TERMS OF THE COMPANY'S ANNUAL EXECUTIVE BONUS PROGRAM.

                                    ITEM 4
 APPROVAL OF CERTAIN MATERIAL TERMS OF THE HARTFORD 1995 INCENTIVE STOCK PLAN

  Pursuant to the Hartford 1995 Incentive Stock Plan (the "Incentive Stock Plan"), the Compensation Committee may grant stock options, stock appreciation rights, restricted stock and performance shares to key employees of the Company selected by the Compensation Committee. In connection with the Spin-Off, the shareholders of ITT approved the terms of the Incentive Stock Plan at a special meeting of ITT shareholders held on September 21, 1995. The terms of the Incentive Stock Plan approved by the ITT shareholders included four material terms required by Section 162(m) of the Code in order for compensation attributable to certain awards to be exempt from the Section 162(m) tax deduction limitation, as described in ITEM 3 above.

  The Compensation Committee has approved additional performance measures that are included as subitems (xii) through (xvii) in the description of the second of the material terms described below. The shareholders of the Company must approve such additional performance measures in order for them to be effective for purposes of Section 162(m). In addition to approving these additional performance measures, shareholders are requested to approve all of the four material terms of the Incentive Stock Plan related to Section 162(m) so that the Incentive Stock Plan will comply with the requirements of Section 162(m) for an additional five years, thereby allowing compensation attributable to certain awards to be exempt from the Section 162(m) tax deduction limitation. By approving all of the material terms of the Incentive Stock Plan described below, the Section 162(m) requirements will be met for the years 1997 through 2001, whereas the 1995 approval by ITT's shareholders would extend only through 1999. For purposes of Section 162(m), the four material terms of the Incentive Stock Plan need apply only to the Company's five most highly compensated executive officers, although the same or similar performance criteria may be applied to others.

  Set forth below is a description of the four material terms of the Incentive Stock Plan related to Section 162(m), including the additional performance measures, all of which shareholders are asked to approve.

    1. CLASS OF EXECUTIVES. The five most highly compensated executive officers of the Company, its subsidiaries and affiliates for any given year whose responsibilities and decisions, in the judgment of the Compensation Committee, directly affect the performance of the Company and its subsidiaries.

    2. PERFORMANCE CRITERIA. Awards (other than certain option grants described below) may be based on any one or more of the following criteria, which shall be stated for the five most highly compensated executive officers in terms of an objective formula or standard as required by
  Section 162(m), and which may be (a) determined solely by reference to the Company's performance, any subsidiary or affiliate of the Company or any division or unit of any of the foregoing, or (b) based on comparative performance of any one or more of the following relative to other entities:
  (i) earnings per share, (ii) return on equity, (iii) cash flow, (iv) return on total capital, (v) return on assets, (vi) economic value added, (vii) increase in surplus, (viii) reductions in operating expenses, (ix) increases in operating margins, (x) earnings before income taxes and depreciation, (xi) total shareholder return, (xii) return on invested capital, (xiii) cost reductions and savings, (xiv) earnings before interest, taxes, depreciation and amortization, (xv) pre-tax operating income, (xvi) productivity improvements, or (xvii) an executive's attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. Compensation attributable to stock options granted at 100% of the fair market value of the Common Stock on the date of grant and subject to individual maximums is automatically exempt under Section 162(m).

    3. LIMIT ON AWARDS TO ANY PARTICIPANT IN ANY YEAR. A participant in the Incentive Stock Plan may be awarded stock options and stock appreciation rights in any given year for no more than the lesser of (a) 500,000 shares or (b) 10% of the Company's total issued and outstanding shares of Common Stock and treasury shares reported in the Company's Form 10-K with respect to the previous year. In addition, a participant may be awarded no more than 100,000 shares of Common Stock in the form of performance shares in any given year.

    4. COMMITTEE CERTIFICATION OF PERFORMANCE GOAL ACHIEVEMENT. At or after the end of each calendar year, the Compensation Committee is required to certify in writing whether the pre-established performance goals and objectives have been satisfied in such year with respect to awards to the five most highly compensated executive officers that are intended to comply with Section 162(m).

  While shareholders are requested to approve only the four material terms of the Incentive Stock Plan set forth above, SEC regulations require that the Company describe the other material terms of the Incentive Stock Plan and provide certain other information, as set forth below.

  The Incentive Stock Plan provides for the grant of incentive stock options (qualifying under Section 422 of the Code), non-qualified stock options, stock appreciation rights ("SARs"), performance shares and restricted stock, or any combination of the foregoing, as the Compensation Committee may determine. In addition, under the terms of the Incentive Stock Plan and in connection with the Spin-Off, the Compensation Committee awarded substitute stock options and restricted stock to key employees who surrendered previously awarded options or restricted stock granted by ITT relating to shares of ITT common stock. The Incentive Stock Plan will expire on December 31, 2005 but will continue in effect for awards then outstanding for so long as such awards are outstanding.

  The Incentive Stock Plan contains a formula for establishing an annual limit on the number of shares that may be awarded (or with respect to which non-stock awards may be made) in any given calendar year (the "Annual Limit"). The Annual Limit formula is expressed as a percentage of the Company's total issued and outstanding shares of Common Stock and treasury stock as of the year end immediately preceding the year of awards ("Plan Year"). Under the Annual Limit formula, the maximum number of shares of Common Stock for which awards may be granted under the Incentive Stock Plan in each Plan Year shall be 1.5% of the total of the issued and outstanding shares of Common Stock and treasury stock as reported in the Annual Report on Form 10-K of the Company for the fiscal year ending immediately prior to any Plan Year. Any unused portion of the Annual Limit for any Plan Year shall be carried forward and be made available for awards in succeeding Plan Years. In addition to the foregoing, in no event may more than five million shares of Common Stock be cumulatively available for awards of incentive stock options, and provided further, that no more than 20% of the total number of shares available on a cumulative basis may be available for awards of restricted Common Stock and awards of performance shares relating to Common Stock.

  Subject to the above limitations, shares of Common Stock to be issued under the Incentive Stock Plan may be made available from the authorized but unissued Common Stock, treasury stock or from shares purchased on the open market or any combination of the foregoing. In the event of a reorganization, merger, stock dividend or other change in the corporate structure of the Company or the Common Stock described in the Incentive Stock Plan, the number of shares subject to the Incentive Stock Plan, the number of shares then subject to awards and the price per share payable on exercise of options may be appropriately adjusted by the Compensation Committee.

  For the purpose of computing the total number of shares of Common Stock available for awards under the Incentive Stock Plan, there shall be counted against the foregoing limitations the number of shares of Common Stock subject to issuance upon exercise or settlement of awards and the number of shares of Common Stock that equal the value of awards of performance shares, in each case determined as at the dates on which such awards are granted. If any awards under the Incentive Stock Plan are forfeited, terminated, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for other awards, the shares of stock which were theretofore subject to such awards shall again be available for awards under the Incentive Stock Plan to the extent of such forfeiture, termination, expiration, cash settlement or exchange of such awards. Further, any shares that are exchanged (either actually or constructively) by optionees as full or partial payment to the Company of the purchase price of shares being acquired through the exercise of a stock option granted under the Incentive Stock Plan may be available for subsequent awards.

  The Compensation Committee, none of whose members may receive any award under the Incentive Stock Plan, administers the Incentive Stock Plan, including, but not limited to, making determinations with respect to the designation of those key employees who shall receive awards, the number of shares to be covered by options, SARs and restricted stock awards, the exercise price of options (which may not be less than 100% of the fair market value of Common Stock on the date of grant), other option terms and conditions, and the number of performance shares to be granted and the applicable performance objectives. The Compensation Committee may impose such additional terms and conditions on an award as it deems advisable, and its decisions in the administration of the Incentive Stock Plan shall be binding on all persons for all purposes. The Compensation Committee may in its sole discretion delegate such administrative powers as it may deem appropriate to the chief executive officer or other members of senior management, except that awards to executive officers shall be made solely by the Compensation Committee subject to compliance with Rule 16b-3 under the Exchange Act.

  STOCK OPTIONS AND RELATED SARS. Incentive stock options and related SARs granted under the Incentive Stock Plan must expire within ten years after grant; non-qualified stock options and related SARs will expire not more than ten years and two days after grant. The exercise price for options must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price for options must be paid to the Company at the time of exercise and, in the discretion of the Compensation Committee, may be paid in the form of cash or already-owned shares of Common Stock or a combination thereof. During the lifetime of a key employee, an option or SAR must be exercised only by the key employee (or his or her estate or designated beneficiary) but no later than three months after his or her termination of employment (or for longer periods as determined by the Compensation Committee). If termination is caused by retirement, total disability or death, an option or SAR may be exercised within five years after such termination (or such other period determined by the Compensation Committee), but in no event later than the expiration of the original term of the option or SAR. If a key employee voluntarily resigns or is terminated for cause, the options and SARs are canceled immediately.

  PERFORMANCE SHARES. Performance shares granted under the Incentive Stock Plan are contingent rights to receive future payments of Common Stock, cash or a combination thereof, based on the achievement of performance objectives as prescribed by the Compensation Committee. Such performance objectives will be determined by the Compensation Committee over a measurement period or periods of not less than two nor more than five years and related to at least one of the performance criteria described above. The maximum number of performance shares that may be granted to any individual key employee in any given year is 100,000. The ultimate payments are determined by the number of shares awarded and the extent that performance objectives are achieved during the period. In the event a key employee terminates employment during such a performance period, the key employee will forfeit any right to payment unless the Compensation Committee determines otherwise. However, in the case of retirement, total disability, death or cases of special circumstances, the key employee may, in the discretion of the Compensation Committee, be entitled to an award prorated for the portion of the performance period during which he or she was employed by the Company.

  RESTRICTED SHARES. Restricted shares of Common Stock awarded under the Incentive Stock Plan will be issued subject to a restriction period set by the Compensation Committee during which time the shares may not be sold, transferred, assigned or pledged or otherwise disposed of. If an employee terminates employment during a restriction period, all such shares still subject to restrictions will be forfeited by the key employee and reacquired by the Company, except when the Compensation Committee determines otherwise in special circumstances. The Compensation Committee may provide for the lapse of restrictions where deemed appropriate and it may also require the achievement of pre-determined performance objectives in order for such shares to vest. The recipient, as owner of the awarded shares, shall have all other rights of a stockholder, including the right to vote the shares and receive dividends and other distributions during the restriction period. The restrictions may be waived, in the discretion of the Compensation Committee, in the event of the awardee's retirement, total disability, death or in cases of special circumstances.

  COMPENSATION UPON CHANGE OF CONTROL. The Incentive Stock Plan provides for the automatic protection of intended economic benefits for key employees in the event of a change of control of the Company (i.e., upon the occurrence of an "Acceleration Event" as defined below). Notwithstanding any other provisions of the Incentive Stock Plan, upon the occurrence of an Acceleration Event (a) all options and SARs will generally become immediately exercisable for a period of 60 calendar days; (b) options and SARs will continue to be exercisable for a period of seven months in the case of an employee whose employment is terminated other than for "just cause" (as defined in the Incentive Stock Plan) or who voluntarily terminates employment because of a good faith belief that such employee will not be able to discharge his or her duties; (c) SARs exercised during the 60-day period will be settled fully in cash based on a formula price generally reflecting the highest price paid for a share of Common Stock during the 60-day period preceding the date such SARs are exercised; (d) "limited stock appreciation rights" shall automatically be granted on all outstanding options not otherwise covered by SARs, which shall generally be immediately exercisable in full and which shall entitle the holders to the same exercise period and formula price referred to in clauses
(a), (b) and (c) above; (e) outstanding performance share awards shall automatically vest, with the valuation of such performance shares based on the formula price; and (f) restrictions applicable to awards of restricted stock shall be automatically waived.

  "Acceleration Event" is generally defined in the Incentive Stock Plan as any of the following events: (i) a report on Schedule 13D shall be filed with the SEC pursuant to Section 13(d) of the Exchange Act disclosing that any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly of 20% or more of the outstanding Common Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Common Stock); (ii) any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Common Stock (or securities convertible into such Common Stock) for cash, securities or any other consideration; provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly of 15% or more of the outstanding Common Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Common Stock); (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (iv) there shall have been a change in a majority of the members of the Board of Directors within a twelve- month period unless the election or nomination for election by the Company's stockholders of each new director during such twelve-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such twelve-month period.

  AMENDMENT AND TERMINATION OF THE INCENTIVE STOCK PLAN. The Board of Directors may amend or discontinue the Incentive Stock Plan at any time and, specifically, may make such modifications to the Incentive Stock Plan as it deems necessary to avoid the application of Section 162(m) of the Code and the United States Treasury regulations issued thereunder. However, stockholder approval is required for any amendment which may, with respect to the grant of Incentive Stock Options (i) increase the number of shares reserved for awards (except as provided in the Incentive Stock Plan with respect to stock splits or other similar changes), or (ii) materially change the group of employees eligible for awards.

  While any key employee of the Company selected by the Compensation Committee is eligible to participate in the Incentive Stock Plan, it is anticipated that awards will be made only to the class of certain executives and key managers who are considered eligible to participate in the Company's Bonus Program described above in ITEM 3. The Compensation Committee has not specified all key employees who may receive awards under the Incentive Stock Plan in the future. Information regarding the options, performance shares and restricted stock granted to the Company's Chief Executive Officer and the four other most highly compensated executive officers during 1996 is set forth in the various compensation tables included under the caption "COMPENSATION OF EXECUTIVE OFFICERS" below. During 1996, all current executive officers of the Company as a group were granted: (i) options to purchase 175,700 shares of Common Stock,
(ii) 38,900 performance shares, and (iii) 5,000 restricted shares. During 1996, all employees of the Company, excluding executive officers of the Company, were granted: (i) options to purchase 1,255,517 shares of Common Stock, (ii) 139,720 performance shares, and (iii) no restricted shares. The closing price of the Common Stock on the New York Stock Exchange on February 28, 1997 was $75.00 per share.

FEDERAL TAX TREATMENT

  The following is a brief summary of the current Federal income tax rules generally applicable to options and related stock appreciation rights.

  Options granted under the Incentive Stock Plan may be either non-qualified options or "incentive stock options" qualifying under Section 422A of the Code.

NON-QUALIFIED OPTIONS

  An optionee is not subject to Federal income tax upon grant of a non-qualified option. At the time of exercise, the optionee will realize compensation income (subject to withholding) to the extent that the then fair market value of the Common Stock exceeds the option price. The amount of such income will constitute an addition to the optionee's tax basis in the optioned stock. Sale of the shares will result in capital gain or loss (long-term or short-term depending on the optionee's holding period). The Company is entitled to a Federal tax deduction at the same time and to the same extent that the optionee realizes compensation income.

INCENTIVE STOCK OPTIONS ("ISOS")

  Options under the Incentive Stock Plan denominated as ISOs are intended to constitute incentive stock options under Section 422A of the Code. An optionee is not subject to Federal income tax upon either the grant or exercise of an ISO. If the optionee holds the shares acquired upon exercise for at least one year after issuance of the optioned shares and until at least two years after grant of the option, then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the option price will constitute long-term capital gain or loss. To obtain favorable ISO tax treatment for an ISO granted prior to 1987, an optionee cannot exercise any installment of an ISO unless and until all installments of all ISOs previously granted to the optionee (regardless of their price) have either been exercised, allowed to expire, or canceled through the exercise of a related SAR. To obtain favorable tax treatment, an ISO must be exercised within three months after termination of employment (other than by retirement, disability, or death) with the Company or a 50% subsidiary. To obtain favorable tax treatment, an ISO must be exercised within three months of retirement or within one year of cessation of employment for disability (with no limitation in the case of death), notwithstanding any longer exercise period permitted under the terms of the Incentive Stock Plan. The Company will not be entitled to a Federal tax deduction with respect to the grant or exercise of the ISO.

  If the optionee sells the shares acquired under an ISO before the requisite holding period, he or she will be deemed to have made a "disqualifying disposition" of the shares and will realize compensation income in the year of disposition equal to the lesser of the fair market value of the shares at exercise or the amount realized on their disposition over the option price of the shares. However, if the disposition is by gift or by sale to a related party, the compensation income must be measured by the value of the shares at exercise over the option price. Any gain recognized upon a disqualifying disposition in excess of the ordinary income portion will constitute either short-term or long-term capital gain. In the event of a disqualifying disposition, the Company will be entitled to a Federal tax deduction in the amount of the compensation income realized by the optionee.

  The option spread on the exercise of an ISO is an adjustment in computing alternative minimum taxable income. No adjustment is required, however, if the optionee made a disqualifying disposition of the shares in the same year as he or she is taxed on the exercise.

STOCK APPRECIATION RIGHTS ("SARS")

  SARs may be awarded to with respect to both ISOs and non-qualified options granted under the Incentive Stock Plan. An optionee is not taxed upon the grant of SARs. An optionee exercising SARs for cash will realize compensation income (subject to withholding) in the amount of the cash received. The Company is entitled to a tax deduction at the same time and to the same extent that the optionee realizes compensation income.

GOLDEN PARACHUTE TAX PENALTIES

  Options, SARs, performance shares or restricted stock which are granted, accelerated or enhanced upon the occurrence of a takeover (i.e., an Acceleration Event as defined in the Incentive Stock Plan) may give rise, in whole or in part, to "excess parachute payments" within the meaning of Section 280G of the Code and, to such extent, will be nondeductible by the Company and subject to a 20% excise tax to the awardee.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE
           MATERIAL TERMS OF THE HARTFORD 1995 INCENTIVE STOCK PLAN.

                                    ITEM 5
 APPROVAL OF CERTAIN MATERIAL TERMS OF THE 1997 HARTFORD LIFE, INC. INCENTIVE
                                  STOCK PLAN

  On February 10, 1997, Hartford Life, Inc. ("Hartford Life") filed a registration statement on Form S-1 with the SEC to register the sale of shares of its Class A common stock ("Class A Common Stock") in an initial public offering ("IPO"). The Company recently incorporated Hartford Life as a wholly-owned subsidiary of the Company in order to own and operate all of the life insurance and other financial services operations currently operated by the Company's life insurance subsidiaries. If the IPO is consummated, the Company will own all of Hartford Life's issued and outstanding shares of Class B common stock, representing approximately 80% of the economic interest in Hartford Life and in excess of 90% of the combined voting power of Hartford Life's Class A Common Stock and Class B common stock. The shares of Class A Common Stock that are anticipated to be sold in the IPO will represent approximately 20% of the economic interest in Hartford Life and less than 10% of the combined voting power of both classes of Common Stock.

  In connection with the IPO and as more fully described in Hartford Life's registration statement on Form S-1, the Board of Directors of Hartford Life is expected to adopt certain benefit plans for Hartford Life's employees, including the 1997 Hartford Life, Inc. Incentive Stock Plan (the "1997 Incentive Stock Plan"). Both Hartford Life and the Company desire that, if the IPO is consummated, the terms of the 1997 Incentive Stock Plan comply with the requirements of Section 162(m) of the Code for the same reasons discussed in
ITEM 4 above with respect to the Company's Incentive Stock Plan. As Section 162(m) requires that the Company's shareholders approve the four material terms of the 1997 Incentive Stock Plan related to Section 162(m), the Compensation Committee of the Company has approved such material terms described below and the Compensation and Personnel Committee of the Board of Directors of Hartford Life is anticipated to approve such material terms. Therefore, the Company's shareholders will be requested to approve such material terms at the Annual Meeting.

  Set forth below is a description of the four material terms of the 1997 Incentive Stock Plan related to Section 162(m) of the Code. These material terms are the same as those described above in ITEM 4 regarding the Company's Incentive Stock Plan.

    1. CLASS OF EXECUTIVES. The five most highly compensated executive officers of Hartford Life, its subsidiaries and affiliates for any given year whose responsibilities and decisions, in the judgment of Hartford Life's Compensation Committee, directly affect the performance of Hartford Life and its subsidiaries.

    2. PERFORMANCE CRITERIA. Awards (other than certain option grants described below) may be based upon any one or more of the following criteria, which shall be stated for the five most highly compensated executive officers in terms of an objective criteria or standard as required by Section 162(m), and which may be (a) determined solely by reference to Hartford Life's performance, any subsidiary or affiliate of Hartford Life or any division or unit of any of the foregoing, or (b) based on comparative performance of any one or more of the following relative to other entities: (i) earnings per share, (ii) return on equity, (iii) cash flow, (iv) return on total capital, (v) return on assets, (vi) economic value added, (vii) increase in surplus, (viii) reductions in operating expenses, (ix) increases in operating margins, (x) earnings before income taxes and depreciation, (xi) total shareholder return, (xii) return on invested capital, (xiii) cost reductions and savings, (xiv) earnings before interest, taxes, depreciation and amortization, (xv) pre-tax operating income, (xvi) productivity improvements, or (xvii) an executive's attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. Compensation attributable to stock options granted at 100% of the fair market value of the Class A Common Stock on the date of grant and subject to individual maximums is automatically exempt under Section 162(m).

    3. LIMIT ON AWARDS TO ANY PARTICIPANT IN ANY YEAR. Except for awards in 1997, a participant in the 1997 Incentive Stock Plan may be awarded stock options and stock appreciation rights in any given year for no more than the lesser of (a) 500,000 shares or (b) 10% of Hartford Life's total issued and outstanding shares of Class A Common Stock and treasury shares reported in Hartford Life's Form 10-K with respect to the previous year. With respect to such awards made in 1997, the same limits apply except that the 10% limit set forth in (b) shall be applicable to Hartford Life's issued and outstanding shares of Class A Common Stock immediately following the completion of the IPO (excluding shares issued by virtue of the exercise of underwriters' over-allotments). In addition, a participant may be awarded no more than 100,000 shares of Class A Common Stock in the form of performance shares in any given year. In addition to the foregoing, Hartford Life may grant options and other awards in respect of shares of Class A Common Stock in exchange for options and other awards granted under the Company's Incentive Stock Plan.

    4. COMMITTEE CERTIFICATION OF PERFORMANCE GOAL ACHIEVEMENT. At or after the end of each calendar year, Hartford Life's Compensation Committee is required to certify in writing whether the pre-established performance goals and objectives have been satisfied in such year with respect to awards to the five most highly compensated executive officers that are intended to comply with Section 162(m).

    The other material terms of the 1997 Incentive Stock Plan are the same as those described in ITEM 4 above regarding the Company's Incentive Stock Plan except as follows:

      (1) Awards under the 1997 Incentive Stock will be made in respect of Hartford Life's shares of Class A Common Stock;

      (2) Hartford Life will not be required to issue shares of its authorized but unissued shares of Class A Common Stock in order to satisfy awards if the issuance would result in the Company's ownership being less than 80% of the combined voting power of both classes of Hartford Life's Common Stock and 80% of the total value of the capital stock of Hartford Life.

      (3) The 1997 Incentive Stock Plan provides that a sale of the Company's interest in Hartford Life will not be considered an Acceleration Event. The 1997 Incentive Stock Plan also provides that if an Acceleration Event (as defined above) occurs with respect to the Company at a time when the Company owns more than 50% of the combined voting power and value of the capital stock of Hartford Life, then an Acceleration Event will be deemed to have occurred at such time with respect to Hartford Life for purposes of the 1997 Incentive Stock Plan.

  While any key employee of Hartford Life selected by Hartford Life's Compensation Committee is eligible to participate in the 1997 Incentive Stock Plan, it is anticipated that awards will be made only to the approximately 150 employees who are considered eligible to participate in the Company's Bonus Program described above in ITEM 3. As of the date of this proxy statement, no employees have been determined to receive awards under the 1997 Incentive Stock Plan in the future. However, it is anticipated that after the IPO is completed, certain employees of Hartford Life will exchange options and other awards granted under the Company's Incentive Stock Plan for options and other awards granted under Hartford Life's 1997 Incentive Stock Plan. The Federal income tax consequences of awards under the 1997 Incentive Stock Plan are the same as those described above under Item 4 with respect to the Company's Incentive Stock Plan.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MATERIAL TERMS OF THE 1997 HARTFORD LIFE, INC. INCENTIVE STOCK PLAN.

                                    ITEM 6
            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  In accordance with the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997. Although shareholders' ratification of this appointment is not required, the Board requests ratification by the shareholders. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

  Arthur Andersen LLP has served as independent auditors of the former ITT Corporation and most of its subsidiaries, including the Company, for many years, and Arthur Andersen LLP's long-term knowledge of the Company has enabled Arthur Andersen LLP to carry out its audits with effectiveness and efficiency. Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

 THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION
   OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE
                                   COMPANY.

              REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION

  This report sets forth the executive compensation policies of the Compensation and Personnel Committee (the "Committee") of the Company's Board of Directors and discusses the 1996 compensation of the Company's Chief Executive Officer and certain other executive officers. Following this report is a Summary Compensation Table that sets forth all 1996 compensation earned by, and awarded or paid to, Donald R. Frahm, who served as the Chief Executive Officer during 1996, and the other Named Executives included in that table. Other tables following this report provide information on stock option and other long-term performance grants, and a performance graph compares the cumulative total return on the Company's Common Stock to the cumulative total returns of the S&P 500 Index and an index consisting of peer insurance companies.

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

  A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executives, including its senior executive officers ("Senior Executives"). In this capacity, the Committee is dedicated to ensuring that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short-term and long-term business objectives.

  There are several principles that guide the Committee in its decision-making capacity. The Committee:

  . Adheres to a pay-for-performance philosophy, ensuring that aggregate compensation levels paid to Senior Executives reflect the extent to which the Company's key operating goals are fulfilled.

  . Reinforces the central importance of shareholder value creation by relying heavily on compensation programs that deliver value to Senior Executives only when shareholders realize corresponding gains.

  . Encourages the acquisition of Company stock by Senior Executives with the objective of strengthening the common interests of management and shareholders, thereby promoting the maximization of shareholder value.

  . Establishes Senior Executive compensation levels in relation to the pay rates that are offered at companies with which the Company competes for senior management talent.

  . Maintains a total compensation perspective on Senior Executive pay in judging the appropriateness of rewards for the Company's Senior Executives.

DESCRIPTION OF EXECUTIVE COMPENSATION POLICIES

  The Committee approved a new compensation program for the Company's Senior Executives effective January 1, 1996. The new program is characterized by base salary levels that are targeted somewhat below market rates, a heavy emphasis on performance-based, variable compensation, which when combined with base salary, provides above market total compensation for successful performance, a strong connection between pay and the Company's stock price, and commitment to promote enhanced share ownership among Senior Executives. Consistent with the shareholder value orientation of this program, the Committee has authorized guidelines for Senior Executive share ownership which should serve to further align the interests of management and investors. The guidelines provide that within a five-year period Senior Executives should attain an investment position in the Company's stock that is equal to two or three times their base salary, depending on the position of the Senior Executive. The Committee believes that the new compensation program will effectively catalyze Senior Executive activities in support of the Company's goal achievement and appropriately recognize the contributions of every Senior Executive.

  It is the Company's policy to target Senior Executive compensation levels in relation to pay rates that are typical at organizations with which the Company competes for senior management talent. For corporate Senior Executives, the competitive market generally includes other leading insurance companies, although general industry practices are also considered when reviewing pay for certain Senior Executives whose functional responsibilities are not exclusively insurance related. For line of business Senior Executives, pay is in line with practices that are common at leading insurance carriers, as well as other financial institutions that offer competing insurance products.

  Consistent with the Company's pay-for-performance orientation, Senior Executive salaries are targeted at levels that represent 90 percent of prevailing market rates. Total compensation is designed to reach 120 percent of market norms, but only when the Company's challenging performance goals are fully achieved. Actual compensation levels may lead or lag these goals, but the terms of the compensation program ensure such variances depend principally on the Company's stock price appreciation and demonstrated operating success.

  The principal elements of the new compensation program are: a base salary tied to individual value added; an annual incentive opportunity dependent on operating results and promoting Senior Executive share ownership; stock options; and long-term compensation tied to earnings growth and stock price appreciation. Each of these elements is discussed below.

1996 COMPENSATION

 1996 BASE SALARY

  The Company's compensation policy is to pay base salaries for Senior Executives at levels that represent 90 percent of the median salaries paid by organizations with which the Company competes for executive talent. Total compensation, comprised of base and variable pay, can achieve 120 percent of the market norm when performance goals are fully met. In assessing a Senior Executive's salary level each year, the Committee's principal consideration is the Senior Executive's performance on the job, including his or her demonstrated contributions to the Company's goal achievement. In considering salary actions, the Committee also reviews internal compensation equity and the Senior Executive's level of responsibility, experience, and expertise.

  On December 19, 1995, the Spin-Off occurred and the Company became a separate public company. The Compensation and Personnel Committee of ITT approved salary increases of $100,000 for each of Messrs. Frahm, Ayer and Smith effective on December 19, 1995. These increases reflected competing pay practices at other corporations and, with respect to Mr. Frahm, his performance during 1995 and his leadership during the Spin-Off transition. There were no other salary increases for Messrs. Frahm, Ayer and Smith during 1996. The Company's Compensation and Personnel Committee approved a salary increase of $15,000 for Mr. Gareau, effective January 1, 1996, and a salary increase of $30,000 for Mr. Zwiener, effective August 1, 1996. These increases were driven by a combination of the aforementioned policies and considerations. In addition, Messrs. Ayer and Smith have employment agreements with the Company that provide for minimum base salaries of $525,000, as described below under the heading "Employment Agreements."

 1996 VARIABLE COMPENSATION

  Variable compensation reinforces the Company's pay-for-performance philosophy and is a key element to the overall compensation program. Variable compensation includes annual and long-term incentive compensation opportunities. Annual incentive compensation is designed to deliver about 25 percent of variable compensation, while long-term incentives are designed to deliver the remaining 75 percent. All variable compensation programs also facilitate Senior Executives' acquisition of the Company's stock thereby promoting a coordination of interest between management and shareholders.

 ANNUAL INCENTIVES

  Each year the Committee reviews management's suggestions for performance goals, the achievement of which will enhance the Company's value. The Committee also reviews and approves with respect to each Senior Executive, annual incentive payment levels payable in the event performance goals are fully achieved. Actual annual incentive payments vary with performance relative to such goals. Better performance generates larger awards; lesser results yield smaller payments.

  Ordinarily, corporate or staff Senior Executives earn annual incentives on the basis of corporate and individual performance. Incentives for line of business Senior Executives may relate to corporate, line of business, and individual performance. On occasion, the Committee may approve management's recommendation for customized annual incentive arrangements where they are appropriate to address competitive market requirements or business needs.

  For 1996, the amounts of annual incentive awards were based on financial performance for the year compared to annual performance goals established by the Committee at the beginning of the year. For 1996, such performance goals were net income compared to budget, cash flow compared to budget, and return on equity compared to budget for Messrs. Frahm, Ayer, Zwiener and Gareau. These measures were weighted 65%, 10% and 25%, respectively. The performance goals for Mr. Smith were net income compared to budget and return on equity compared to budget with respect to Hartford Life.

  The Committee awarded an annual incentive of $500,000, $300,000, $310,000, $250,000 and $200,000 for Messrs. Frahm, Ayer, Smith, Zwiener and Gareau, respectively.

  Consistent with the Company's interest in promoting a strong alignment between management and global shareholder interests, Senior Executives may elect to forego receiving up to half their annual incentives in exchange for the right to receive shares of Common Stock of the Company ("Stock Units"). Receipt of actual shares of stock is deferred during a three-year restriction period applicable to the Stock Units. Senior Executives who elect to convert a portion of their annual incentive payments to Stock Units are rewarded with additional Stock Units equal to 10 percent of the amount converted, and actual shares relating to these incremental Stock Units also will be deferred as to receipt and restricted for a period of three years.

 STOCK OPTIONS

  For 1996, the Committee expanded eligibility to all executives for grants of stock options under the terms of the Company's Incentive Stock Plan. Stock options provide executives with the opportunity to acquire an equity interest in the Company and to participate in the creation of shareholder value as reflected in growth in the price of the Company's Common Stock. The option exercise price equals 100 percent of the fair market value of the Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as shareholders realize corresponding gains. To ensure a long-term perspective, options have a maximum ten-year term.

  The Committee believes that the practice of granting stock options annually reinforces the Company's policy of encouraging stock ownership by executives in support of building shareholder value. Furthermore, options provide value to Senior Executives only when shareholders realize positive returns on their investment in the Company. In this way, stock option grants reward Senior Executives only in conjunction with value creation for shareholders.

  On February 14, 1996, options to purchase an aggregate of 189,300 shares of Common Stock were granted under the Incentive Stock Plan to Messrs. Frahm, Ayer, Smith, Zwiener and Gareau at an exercise price of $52 per share (the closing price of a share of the Common Stock on the New York Stock Exchange on the February 14, 1996 grant date).

  To further align interests of Senior Executives and shareholders, the options granted to Messrs. Frahm, Ayer, Smith and Zwiener become exercisable at the earlier of the point at which the Common Stock trades at a price equal to or exceeding 125 percent of the option exercise price for a period of ten consecutive trading days, or seven years from the date of option grant. Specifically, the options became exercisable on December 5, 1996, when the closing price of the Common Stock remained at or above $65 per share (being 125% of the $52 grant price) for ten consecutive trading days. Options for other executives become exercisable at the cumulative rate of one-third per year for the first three years. Further information regarding option grants for the named Senior Executives during 1996 is included in the Option tables following this report.

 1996 LONG-TERM PERFORMANCE PROGRAM

  Beginning in 1996, Senior Executives and other executives were given the opportunity to earn shares of Common Stock contingent on the Company achieving certain performance objectives over a three-year period. Under the terms of these contingent awards made in 1996, there are two equally weighted performance objectives measured over the 1996-1998 period: (i) cumulative core earnings per share and (ii) total shareholder return (stock price appreciation and dividends reinvested) relative to the returns generated by an index of the Company's competitors. Target level core earnings per share coupled with a total shareholder return equal to the average of the peer community will result in the awarding of a target number of shares. Better performance (up to a maximum of 150 percent) will yield a larger payout; poorer performance (to a minimum of 75 percent) will mean proportionally smaller payments. If the minimum threshold is not achieved, no shares will ultimately be awarded.

  During 1996, Messrs Frahm, Ayer, Smith, Zwiener and Gareau were granted contingent performance share awards of 14,400 shares, 8,250 shares, 8,250 shares, 6,100 shares and 5,000 shares, respectively. Additional information regarding these awards is included below under "1996 Long-Term Incentive Plan Awards."

  In order to provide an additional long-term incentive to Mr. Zwiener, who joined the Company in 1995, the Committee granted 5,000 shares of restricted Common Stock to Mr. Zwiener in January 1996. The restricted stock may not be sold or otherwise transferred until five years after the grant date. Additional information regarding this grant is set forth in the Summary Compensation Table.

 COMPLIANCE WITH SECTION 162(M)

  Section 162(m) of the Code generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to
Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

SUMMARY

  The Committee is responsible for reviewing, monitoring, and approving all compensation decisions affecting Company Senior Executives. The Committee expects that all compensation paid to Senior Executives will be consistent with the Company's interest in providing market competitive compensation opportunities, within the context of a pay-for-performance environment, and in a manner that is supportive of the Company's business mission. The Committee will continue to actively monitor the effectiveness of the Company's Senior Executive compensation plans and assess the appropriateness of Senior Executive pay levels to assure prudent use of Company resources.

THE COMPENSATION AND PERSONNEL COMMITTEE:

  Gordon I. Ulmer, Chairman
  Bette B. Anderson
  Robert A. Burnett
  Arthur A. Hartman

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table provides information regarding the cash and other compensation of those persons who, during the past year, (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers (the "Named Executives"):

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM COMPENSATION
                                                   ---------------------------------------
                                                             AWARDS              PAYOUTS
                                                   --------------------------- -----------
        NAME AND            ANNUAL COMPENSATION     RESTRICTED    SECURITIES                ALL OTHER
       PRINCIPAL          ------------------------ STOCK AWARDS   UNDERLYING      LTIP     COMPENSATION
        POSITION          YEAR SALARY ($) BONUS($)     ($)       OPTIONS(#)(4) PAYOUTS (5)    ($)(6)
       ---------          ---- ---------- -------- ------------  ------------- ----------- ------------
Donald R. Frahm.........  1996  700,000   500,000        --         64,800           --       38,950
 Chairman, President and  1995  603,750   263,300        --         93,109       720,000      54,174
 Chief Executive Officer  1994  565,833   270,000        --         93,109           --       21,585
 (1)
Ramani Ayer.............  1996  525,000   300,000        --         37,200           --       21,956
 Executive Vice           1995  428,750   204,800        --         62,911       375,000      42,214
 President; President     1994  333,333   235,000        --         62,911           --       13,448
 and Chief Operating
 Officer--Hartford Fire
 Insurance Company (1)
Lowndes A. Smith........  1996  525,000   310,000        --         37,200           --       21,260
 Executive Vice           1995  428,750   229,800        --         62,911       300,000      38,693
 President; President     1994  333,333   200,000        --         62,911           --       13,448
 and Chief Operating
 Officer--Hartford Life
 Insurance Co. (1)
David K. Zwiener........  1996  332,500   250,000    241,250(3)     27,600           --       13,895
 Executive Vice           1995  133,333   148,400        --         42,780           --       14,051
 President and Chief      1994      --        --         --            --            --          --
 Financial Officer (2)
Joseph H. Gareau........  1996  310,800   200,000        --         22,500           --       14,648
 Executive Vice           1995  300,000   168,200        --         37,747       150,000      39,268
 President and Chief      1994  264,583   140,000        --         37,747           --       11,041
 Investment Officer

-------
(1) Mr. Frahm served as Chairman, President and Chief Executive Officer during 1996, but retired effective January 31, 1997. Effective February 1, 1997, Mr. Ayer succeeded Mr. Frahm as Chairman, President and Chief Executive Officer, and Mr. Smith became Vice-Chairman of the Company.
(2) Mr. Zwiener joined the Company in August 1995; therefore, the amounts above for 1995 relate only to that portion of 1995 during which he served.
(3) Represents the market value of 5,000 shares of restricted Common Stock granted to Mr. Zwiener on January 10, 1996 based on the closing price of the Common Stock on the NYSE of $ 48.25 per share on that date. The market value of such shares was $337,500 on December 31, 1996 based on the NYSE closing price of $67.50 per share on that date. Dividends are paid on the shares of restricted Common Stock.
(4) Each of the Named Executives had been granted options to purchase shares of ITT common stock. After the Spin-Off, each Named Executive elected to substitute his ITT options for options to purchase shares of the Company's Common Stock. The options listed in the table above for 1994 and 1995 are the substituted options.
(5) The amounts in this column are payments made by the Company in 1996 pursuant to an ITT long-term performance plan. Under this plan, contingent cash awards were made to certain executive officers of ITT and its subsidiaries, including the Named Executives. The awards were contingent upon ITT achieving certain levels of return on equity for the three year period from 1992 to 1995. The plan was amended in 1995 to permit increased or decreased payments based upon events that may have had a material impact on ITT's performance.
(6) Amounts shown in this column include company contributions under the Company's Investment and Savings Plan and the Excess Savings Plan, which are defined contribution plans. Under these plans, the Company makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. The Company also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee's salary. Company contributions under these plans for 1996 were $24,500, $18,375, $18,375, $11,988 and $11,067 for Messrs. Frahm, Ayer,
    Smith, Zwiener and Gareau, respectively. In addition to ordinary company contributions in 1995, in connection with the Spin-Off, each participant in the ITT Investment and Savings Plan, including each Named Executive, received a one-time distribution to his or her account. This distribution resulted from the termination of the Employee Stock Ownership portion of the plan, the shares of preferred stock of which were used to repay a loan and the excess distributed to the accounts of participants. The amount for Mr. Smith includes $2,885 resulting from his sale back to the Company of one week of vacation time. The Company provides certain group term life insurance coverage to employees, and employees may purchase additional amounts of coverage. For Federal tax purposes, income will be imputed to an employee who purchases more than $50,000 of coverage to the extent that the value of the coverage is greater than the premium paid. For 1996, $14,450, $3,581, $1,907 and $3,581 of income was imputed to Messrs. Frahm, Ayer, Zwiener and Gareau, and such amounts are included in this column.

STOCK OPTIONS

  Under the Incentive Stock Plan, the Compensation Committee of the Board of Directors selects key employees to receive various awards, including stock options, stock appreciation rights, shares of restricted Common Stock and performance shares. The table below provides information regarding grants of stock options to the Named Executives during 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                              INDIVIDUAL GRANTS
 ----------------------------------------------------------------------------
                                                                              POTENTIAL REALIZABLE
                         NUMBER OF                                              VALUE AT ASSUMED
                         SECURITIES                                           ANNUAL RATES OF STOCK
                         UNDERLYING   % OF TOTAL                               PRICE APPRECIATION
                          OPTIONS   OPTIONS GRANTED                           FOR OPTION TERM($)(4)
                         GRANTED(1) TO EMPLOYEES IN EXERCISE PRICE EXPIRATION ----------------------
     NAME                   (#)         1996(2)      ($/SHARE)(3)     DATE        5%        10%
     ----                ---------- --------------- -------------- ---------- ---------- -----------
Donald R. Frahm.........   64,800        4.53           52.00       2/16/06    2,118,960  5,369,976
Ramani Ayer.............   37,200        2.60           52.00       2/16/06    1,216,440  3,082,764
Lowndes A. Smith........   37,200        2.60           52.00       2/16/06    1,216,440  3,082,764
David K. Zwiener........   27,600        1.93           52.00       2/16/06      902,520  2,287,212
Joseph H. Gareau........   22,500        1.57           52.00       2/16/06      735,750  1,864,575

--------
(1) The options granted to Messrs. Frahm, Ayer, Smith and Zwiener on February 14, 1996 became fully exercisable on December 5, 1996, when the closing price of the Common Stock on the NYSE was equal to or greater than $65.00 for ten consecutive trading days. Mr. Gareau's option is exercisable in three equal annual installments commencing on the first anniversary date of the grant. The exercisability, payment or vesting of options and other awards shown in the table may be accelerated upon the occurrence of a change in control (as defined in the Incentive Stock Plan) of the Company.
(2) Percentages indicated are based on options to purchase a total of 1,431,217 shares of Common Stock granted to 764 employees of the Company during 1996.
(3) Options were granted at exercise prices that were 100% of the fair market value of the Common Stock on the date of grant.
(4) At the end of the term of the options granted on February 14, 1996, the projected price of a share of the Common Stock would be $84.70 and $134.87 at assumed annual appreciation rates of 5% and 10%, respectively.

             1996 OPTION EXERCISES AND 1996 YEAR-END OPTION VALUES

  The following table provides information on stock options that were exercised, if any, and the value of unexercised stock options held at December 31, 1996 by the Named Executives:

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                             AND FISCAL YEAR-END OPTION VALUES
                         -------------------------------------------------------------------------
                                                 NUMBER OF SECURITIES
                          SHARES                UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                         ACQUIRED                  OPTIONS AT FISCAL     IN-THE-MONEY OPTIONS HELD
                            ON                       YEAR-END (#)        AT FISCAL YEAR-END ($)(1)
                         EXERCISE    VALUE     ------------------------- -------------------------
     NAME                  (#)    REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                -------- ------------ ----------- ------------- ----------- -------------
Donald R. Frahm.........   --         --         319,788           0      8,784,272            0
Ramani Ayer.............   --         --         235,040           0      6,794,936            0
Lowndes A. Smith........   --         --         241,216           0      7,201,309            0
David K. Zwiener........   --         --          92,388           0      2,230,690            0
Joseph H. Gareau........   --         --          91,754      60,248      3,406,350    1,389,088

--------
(1) Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $67.50 of the Common Stock on December 31, 1996.

1996 LONG-TERM INCENTIVE PLAN AWARDS

  On February 14, 1996, the Compensation Committee of the Board made contingent awards of performance shares to certain key employees of the Company, including the Named Executives. The awards are contingent upon the Company achieving certain performance objectives described below. To the extent that the performance objectives are achieved, cash and shares of Common Stock will be granted to each key employee pursuant to the performance share provisions of the Incentive Stock Plan.

  Under the terms of the awards, there are two equally weighted performance objectives measured over the 1996-1998 three-year performance period: core earnings per share of the Company ("Core Earnings") and total shareholder return ("TSR"). Core Earnings is defined as the Company's net income minus:
(i) net realized capital gains or losses; (ii) income or losses due to changes in methods of accounting; (iii) the amount of losses from individual catastrophes in excess of 1% of worldwide property-casualty earned premium for the year; (iv) the amount of any individual non-catastrophe loss associated with any non-recurring charge that exceeds $100 million; and (v) the income or loss associated with allocations resulting from the liability sharing agreement entered into in connection with the Spin-Off. TSR is measured by the difference between the price of the Common Stock at the beginning of the 1996-1998 performance period and the price at the end of the performance period (assuming the reinvestment of dividends paid), compared with the TSR of the stock of a group of peer insurance companies.

  The Compensation Committee established a target Core Earnings and a TSR to be achieved in connection with the awards. If the target is achieved, a key employee will receive 100% of the performance shares awarded (payable one-third in cash and two-thirds in Common Stock). The Compensation Committee also established a threshold (minimum) Core Earnings and TSR to be achieved. If the threshold amounts are not achieved, the key employees will not receive any of the performance shares awarded. If the Core Earnings and TSR achieved exceeds the thresholds but falls below the targets, the key employees will receive awards adjusted downward by interpolation to reflect falling short of the targets. If the targets are exceeded, the key employees will receive awards adjusted upward by interpolation subject to a cap established by the Compensation Committee.

  The following table provides information on these long-term performance share awards made to the Named Executives during 1996:

                                                                ESTIMATED FUTURE PAYOUTS
                           AWARDS OF PERFORMANCE                    UNDER NON-STOCK
                         SHARES IN LAST FISCAL YEAR             PRICE-BASED PLANS (#)(1)
                         -----------------------------    ------------------------------------
                                         PERIOD UNTIL
          NAME           # OF SHARES      PAYOUT (1)      THRESHOLD (#) TARGET (#) MAXIMUM (#)
          ----           ------------    -------------    ------------- ---------- -----------
Donald R. Frahm.........         14,400          3 years      7,200       14,400     28,800
Ramani Ayer.............          8,250          3 years      4,125        8,250     16,500
Lowndes A. Smith........          8,250          3 years      4,125        8,250     16,500
David K. Zwiener........          6,100          3 years      3,050        6,100     12,200
Joseph H. Gareau........          5,000          3 years      2,500        5,000     10,000

--------
(1) Each of the Named Executives was granted the number of performance shares relating to the Common Stock set forth above. The grants are contingent upon the Company achieving two general performance objectives over a three-year period ending on December 31, 1998. The performance objectives and the extent to which a Named Executive may be entitled to a future payout are described above. The threshold, target and maximum number of shares that may be awarded as set forth in the table above are based on the Company equally achieving 75%, 100% and 150% or more, respectively, of each of the two Core Earnings and TSR performance objectives described above.

RETIREMENT PROGRAM

  The Hartford Fire Insurance Company Retirement Plan covers substantially all eligible U.S. salaried employees of the Company and its subsidiaries, including senior executive officers and other executives. An employee's annual pension will equal two percent of his or her average final compensation for each of the first thirty years of benefit service, reduced by one and two-thirds percent of the employee's primary Social Security benefit for each year of benefit service to a maximum of thirty years; provided that no more than one-half of an employee's primary Social Security benefit is used for such reduction. An employee's average final compensation is defined under the plan as the total of (i) an employee's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The plan also provides for undiscounted early retirement pensions for employees who retire at or after age sixty following completion of fifteen years of eligibility service. An employee will be vested in benefits accrued under the plan upon completion of five years of eligibility service.

  Applicable Federal law limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. Therefore, the Company has non-qualified unfunded retirement plans (the "Hartford Excess Benefit Plans") for payment of those benefits at retirement that cannot be paid from the qualified retirement plan. The practical effect of the Hartford Excess Benefit Plans is to continue calculation of retirement benefits to all employees on a uniform basis. The Company also maintains an excess plan trust under which excess benefits under the Hartford Excess Benefit Plans for certain officers of the Company are funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the Hartford Excess Benefit Plans).

  Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the retirement plan at retirement at age 65 that are paid for by the Company.

                              PENSION PLAN TABLE

  AVERAGE                                YEARS OF SERVICE
   FINAL             ------------------------------------------------------------------------------------
COMPENSATION            15                     20                     25                     30
------------         --------               --------               --------               --------
$   50,000           $ 15,000               $ 20,000               $ 25,000               $ 30,000
   100,000             30,000                 40,000                 50,000                 60,000
   300,000             90,000                120,000                150,000                180,000
   500,000            150,000                200,000                250,000                300,000
   750,000            225,000                300,000                375,000                450,000
 1,000,000            300,000                400,000                500,000                600,000
 1,500,000            450,000                600,000                750,000                900,000

  The amounts shown under "Salary" and "Bonus" opposite the names of the Named Executives in the Summary Compensation Table comprise the compensation that is used for purposes of determining "average final compensation" under the retirement plan. The years of service with the Company of each of the Named Executives for eligibility and benefits purposes as of December 31, 1996, were as follows: Donald R. Frahm, 27.42 years; Ramani Ayer, 23.50 years; Lowndes A. Smith, 28.75 years; David K. Zwiener, 3.75 years; and Joseph H. Gareau, 23.42 years. Mr. Frahm's years of service include five years that were granted to him by the Company.

EMPLOYMENT AGREEMENTS

  Ramani Ayer and Lowndes A. Smith have employment agreements with the Company pursuant to which Mr. Ayer is employed as President and Chief Operating Officer of Hartford Fire Insurance Company and Mr. Smith is employed as President and Chief Operating Officer of Hartford Life Insurance Company. The term of each agreement began on December 19, 1995, the effective date of the Spin-Off, and continues for four years, unless terminated earlier in accordance with the agreements. The agreements provide, among other things:
(i) base salaries for Messrs. Ayer and Smith of $525,000 per year which may be increased from time to time, and their participation in the Company's benefit plans and possible awards under executive incentive bonus and other programs;
(ii) certain payments and benefits if the Company terminates their employment without "cause" (as defined in the agreements), such that the executive would receive (a) salary, paid on a regular payroll cycle basis, equivalent in total to the amount of salary remaining unpaid from the date of termination until the term of the agreement ends, or at the Company's option, a lump sum payment if the executive accepts other full-time employment, or (b) a termination allowance under any severance or termination plan of the Company, if the amount of such allowance that the executive would be entitled to receive is greater than the salary remaining under the agreement; and (iii) as long as salary payments are made after termination without cause, the executives will be eligible to participate in certain, but not all, of the Company's benefit plans, such as the employee health, dental and life insurance plans, but if the executives receive no or reduced benefits because they cannot be treated as employees under such plans, the Company may either make available other equivalent benefit programs or pay the executives the amounts they would have received under the plans had they been eligible to participate. It is anticipated that these employment agreements will be amended to reflect Messrs, Ayer's and Smith's promotions that occurred in February 1997.

                   PERFORMANCE OF THE COMPANY'S COMMON STOCK

  The graph below compares the yearly percentage change in cumulative shareholder return on the Common Stock for the one-year period of December 31, 1995 through December 31, 1996 with (i) the cumulative total return of the Standard & Poors' 500 Index(R) and (ii) the Standard & Poors Insurance Composite Index(R). The figures presented below assume the reinvestment of all dividends into shares of Common Stock on any given dividend payment date and that $100 was invested in Common Stock and in the Standard & Poors 500 Index and in the Standard & Poors Insurance Composite Index. Common stock performance information is provided only for the past year as the Company became a separate public company following the Spin-Off and regular-way trading of the Common Stock on the NYSE did not begin until December 20, 1995.

                            CUMULATIVE TOTAL RETURN

           Based on reinvestment of $100 beginning December 31, 1995



                           [LINE GRAPH APPEARS HERE]
-----------------------------------------------------------------------------
                                               Dec-95  Dec-96
-----------------------------------------------------------------------------
        ITT Hartford Group                      $100    $144
-----------------------------------------------------------------------------
        S&P 500(R)                              $100    $123
-----------------------------------------------------------------------------
        S&P Insurance Composite Index           $100    $123
-----------------------------------------------------------------------------

   STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows as of February 28, 1997 the number of shares of Common Stock beneficially owned by each director and nominee for election as a director, by each of the Named Executives, and by the directors and executive officers as a group:

                                                                                     AMOUNT AND
     NAME OF                                                                    NATURE OF BENEFICIAL
 BENEFICIAL OWNER                                                                  OWNERSHIP (1)(2)
-----------------                                                                --------------------
   Bette B. Anderson..........................................................           1,946
   Rand V. Araskog............................................................         375,981
   Ramani Ayer................................................................         265,298
   Robert A. Burnett..........................................................           3,092
   Donald R. Frahm............................................................         379,362
   Joseph H. Gareau...........................................................         103,097
   Arthur A. Hartman..........................................................           1,063
   Paul G. Kirk, Jr...........................................................           1,873
   Lowndes A. Smith...........................................................         263,523
   H. Patrick Swygert.........................................................             606
   DeRoy C. Thomas............................................................          26,624
   Gordon I. Ulmer............................................................           2,863
   David K. Zwiener...........................................................         113,579
   All directors and executive officers as a group (18 persons)...............       1,694,628

--------
(1) All shares are owned directly except as otherwise indicated below. Pursuant to regulations of the SEC, shares (i) that may be acquired by directors and executive officers upon exercise of stock options exercisable within sixty days after February 28, 1997, (ii) allocated to the accounts of certain directors and executive officers under the Company's Investment and Savings Plan based on a valuation of plan accounts as of December 31, 1996, (iii) acquired by directors and executive officers under the Company's Dividend Reinvestment and Cash Payment Plan through February 28, 1997, (iv) owned by a director's or executive officer's spouse or minor child, or (v) that have been granted under the Company's Incentive Stock Plan or the Non-Employee Directors Restricted Stock Plan and are restricted, but as to which the directors or executive officers have the right to vote, are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of shares listed in the table above.
  Of the number of shares shown above, the following represent shares that may be acquired upon exercise of stock options that are exercisable within sixty days after February 28, 1997 by: Mr. Ayer, 235,040 shares; Mr. Frahm, 319,788 shares; Mr. Gareau, 99,254 shares; Mr. Smith, 241,216 shares; Mr. Zwiener, 92,388 shares; and all present directors and executive officers as a group, 1,118,605 shares.
(2) The shares of Common Stock beneficially owned by each person named above do not exceed one percent of the issued and outstanding shares of Common Stock. The shares beneficially owned by the group of directors and executive officers represent approximately 1.4% of the issued and outstanding shares.

CERTAIN SHAREHOLDERS

  The following table shows those persons known to the Company as of February 28, 1997 to be the beneficial owners of more than five percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the SEC, and in some cases, information provided by such owners.

 NAME AND ADDRESS                                                      AMOUNT AND NATURE
  OF BENEFICIAL                                                          OF BENEFICIAL   PERCENT
     OWNER                                                                 OWNERSHIP     OF CLASS
----------------                                                       ----------------- --------
  FMR Corp. ..........................................................     8,675,306 (1)   7.4%
   82 Devsonshire Street Boston, MA 02109

--------
(1) FMR Corp. ("FMR"), Edward C. Johnson, 3d and Abigail P. Johnson filed an amended Schedule 13G with the SEC to report that they were the beneficial owners of 8,675,306 shares of Common Stock as of December 31, 1996, and had sole power to dispose of 8,672,306 of such shares. In addition, FMR had sole voting power for 388,847 shares and Mr. Johnson had sole power to vote 400 shares, and each of FMR and Mr. Johnson had shared voting power and shared dispositive power for 3,000 of such shares. FMR is the parent to various subsidiaries, including Fidelity Management & Research Company, that serve as investment advisers to various investment companies and to a unit trust that hold shares of Common Stock, and to entities that serve as investment managers of institutional accounts. Members of the Edward C. Johnson, 3d family and trusts established for their benefit own approximately 49% of the voting stock of FMR, Mr. Johnson is Chairman of FMR and Abigail P. Johnson is a director of FMR.

                        REQUIRED VOTES OF SHAREHOLDERS

    The presence in person or by proxy of shareholders entitled to cast a majority of shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The nominees for election as directors receiving the greatest number of votes, up to the number of directors to be elected, shall be elected directors. Approval of the amendment of the Company's certificate of incorporation to change the Company's name will require the affirmative vote of the holders of a majority of all issued and outstanding shares of Common Stock. Approval of each other item submitted to a vote of the shareholders will require the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy. Abstentions and broker non-votes will be included in the computation of the number of shares that are present for purposes of determining the presence of a quorum but will not be counted as votes cast for or against items submitted for a vote of shareholders. Accordingly, abstentions and broker non-votes will have the same effect as a vote against such items.

  One or more persons will be appointed to act as the inspector of election at the Annual Meeting. The bylaws of the Company provide that shareholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. Among other duties, the inspector of election will certify as to compliance with such confidentiality provisions.

                           PROPOSALS OF SHAREHOLDERS

  Proposals submitted by shareholders for inclusion in next year's Proxy Statement must be received by the Company no later than the close of business on December 5, 1997. Address your proposals to Michael O'Halloran, Vice President and Secretary, The Hartford, 690 Asylum Avenue, Hartford, CT 06115. Proposals must comply with all of the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934 and certain requirements set forth in the Company's bylaws. A copy of the bylaws may be obtained from the Secretary of the Company.

                               OTHER INFORMATION

  As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

  Present and former officers, directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Georgeson & Company, Inc. to solicit proxies for the Annual Meeting for a fee of $12,500, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

  A copy of the Company's Annual Report to Shareholders for 1996 is either being sent with this Proxy Statement or was sent previously. If, upon receiving this Proxy Statement, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below to request a copy. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SEC, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO MICHAEL O'HALLORAN, VICE PRESIDENT AND SECRETARY, THE HARTFORD, 690 ASYLUM AVENUE, HARTFORD, CT 06115.

                                          By Order of the Board of Directors.

                                          Michael O'Halloran
                                          Vice President and Secretary

Dated: March 25, 1997

  SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

                                     PROXY

                           ITT HARTFORD GROUP, INC.
                      1997 ANNUAL MEETING OF SHAREHOLDERS

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints J. Richard Garrett, Michael O'Halloran and Michael S. Wilder, and each of them, as proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each or any of them to vote, as designated on the reverse side of this proxy, all shares of common stock of ITT Hartford Group, Inc. (the "Company"), including all shares held in the Company's Dividend Reinvestment and Cash Payment Plan, the Company's Investment and Savings Plan and in the Company's Employee Stock Purchase Plan, which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on May 2, 1997 at the Sheraton San Diego Hotel & Marina (West Tower), 1590 Harbor Island Drive, San Diego, California, and at any adjournments or postponements thereof, and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side of this Proxy. The shares represented by this Proxy will be voted as you designate on the reverse side. If no designation is made, the shares will be voted for the election as directors of the nominees named in Item 1 and for Items 2, 3, 4, 5 and 6. The shares of common stock represented by this Proxy cannot be voted unless you sign and return this Proxy.

                                                  SEE REVERSE SIDE

ITEM 1. Election of Directors


        FOR all nominees    WITHHOLD AUTHORITY                  *EXCEPTIONS [ ]
        listed below  [ ]   for all nominees listed below  [ ]


Director Nominees: Bette B. Anderson, Rand V. Araskog, Ramani Ayer, Robert A. Burnett, Donald R. Frahm, Arthur A. Hartman, Paul G. Kirk, Jr., Lowndes A. Smith, H. Patrick Swygert, DeRoy C. Thomas, Gordon I. Ulmer and David K. Zweiner.


(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)

*EXCEPTIONS:______________________________________________________________


ITEM 2.  Approval of a change of the Company's name.

         FOR [ ]             AGAINST [ ]       ABSTAIN [ ]

ITEM 3. Approval of certain material terms of the Company's annual executive bonus program.

         FOR [ ]             AGAINST [ ]       ABSTAIN [ ]

ITEM 4. Approval of certain material terms of the Hartford 1995 Incentive Stock Plan.

         FOR [ ]             AGAINST [ ]       ABSTAIN [ ]

ITEM 5. Approval of certain material terms of the 1997 Hartford Life Inc. Incentive Stock Plan.

         FOR [ ]             AGAINST [ ]       ABSTAIN [ ]

ITEM 6. Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

         FOR [ ]             AGAINST [ ]       ABSTAIN [ ]


                  MARK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING  [ ]

                  CHANGE OF ADDRESS AND COMMENTS MARK HERE   [ ]


--------------------------------------             ---------------------,1997
        Signature                                  Date



Note: Please add your title if you are signing for a corporation or other business entry, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.


Votes MUST be indicated (X) in black or blue ink. [ ]